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                                   EXHIBIT 11


                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                 Fiscal Year Ended December 31,
                                              ----------------------------------

                                                 2002        2001        2000
                                              ----------  ----------  ----------
Net income                                    $  549,801  $  454,957  $  503,745
                                              ==========  ==========  ==========

Average shares outstanding                       560,333     560,318     560,318
Basic earnings per share                      $     0.98  $     0.81  $     0.90
                                              ==========  ==========  ==========

Average shares outstanding                       560,333     560,318     560,318
Dilutive average shares outstanding under
     warrants and options                        263,785     263,800     263,800
Exercise price                                $    10.00  $    10.00  $    10.00
Assumed proceeds on exercise                  $2,637,850  $2,638,000  $2,638,000
Average market value                          $    10.71  $    10.33  $    10.63
Less:  Treasury stock purchased with assumed
     proceeds from exercise of warrants and
     options                                     246,298     255,373     248,166
Adjusted average shares-diluted                  577,820     568,745     575,952
Diluted earnings per share                    $     0.95  $     0.80  $     0.87
                                              ==========  ==========  ==========

     The stock of the Company is not traded on any public exchange. The average market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.
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